CUSIP No. 0009331311                         Page 1 of 11 Pages


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                    ________________________


                          SCHEDULE 13G

     Information Statement pursuant to Rules 13d-1 and 13d-2
            Under the Securities Exchange Act of 1934

                        (Amendment No.  )


______________________Walsh_International,_Inc.__________________
                        (Name of Issuer)



___________________Common_Stock,_$.01_par_value__________________
                 (Title of Class of Securities)



____________________________0009331311___________________________
                         (CUSIP Number)













                    ________________________

CUSIP No. 0009331311                         Page 2 of 11 Pages
_________________________________________________________________
1)   Name of Reporting Person                Welsh, Carson,
     S.S. or I.R.S. Identification           Anderson & Stowe V,
     No. of Above Person                     L.P.
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    1,259,239 shares of
Shares Beneficially           Power          Common Stock, $.01
Owned by Each                                par value ("Common
Reporting Person                             Stock")
With:                    ________________________________________
                         6)   Shared Voting
                              Power                -0-
                         _______________________________________
                         7)   Sole Disposi-  1,259,239 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           1,259,239 shares of
     Owned by Each Reporting Person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                           12.0%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0009331311                         Page 3 of 11 Pages
_________________________________________________________________
1)   Name of Reporting Person                 Welsh, Carson,
     S.S. or I.R.S. Identification             Anderson &
     No. of Above Person                       Stowe IV
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     New York
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    964,505 shares of
Shares Beneficially           Power          Common Stock
Owned by Each
Reporting Person         ________________________________________
With:                    6)   Shared Voting
                              Power                -0-
                         ________________________________________
                         7)   Sole Disposi-  964,505 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           964,505 shares of
     Owned by Each Reporting Person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                          9.2%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0009331311                         Page 4 of 11 Pages
_________________________________________________________________
1)   Name of Reporting Person                 WCAS Capital
     S.S. or I.R.S. Identification             Partners, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of Shares         5)   Sole Voting     303,550 shares
Beneficially                  Power           of Common Stock
Owned by Each
Reporting Person
With:                    ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-   303,550 shares
                              tive Power      of Common Stock


                          _______________________________________
                         8)   Shared Dis-
                              positive Power      -0-
                         ________________________________________

9)   Aggregate Amount Beneficially            303,550 shares
     Owned by Each Reporting Person           of Common Stock


_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                           2.9%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0009331311                         Page 5 of 11 Pages
_________________________________________________________________
1)   Name of Reporting Person                 WCAS Venture
     S.S. or I.R.S. Identification             Partners
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     New York
     of Organization
_________________________________________________________________
Number of Shares         5)   Sole Voting     16,853 shares
Beneficially                  Power           of Common Stock
Owned by Each
Reporting Person
With:                    ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-   16,853 shares
                              tive Power      of Common Stock


                          _______________________________________
                         8)   Shared Dis-
                              positive Power      -0-
                         ________________________________________

9)   Aggregate Amount Beneficially            16,853 shares
     Owned by Each Reporting Person           of Common Stock


_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                           0.2%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0009331311                         Page 6 of 11 Pages
                          Schedule_13G
                          ____________
Item 1(a) -    Name of Issuer:  Walsh International Inc.

Item 1(b) -    Address of Issuer's Principal Executive Offices:

               105 Terry Drive, Suite 118
               Newtown, PA  18940

Item 2(a) -    Name of Person Filing:

               This statement is being filed by Welsh, Carson, Anderson & Stowe V, L.P., a Delaware limited partnership ("WCAS V"), Welsh, Carson, Anderson & Stowe IV, a New York limited partnership ("WCAS IV"), WCAS Capital Partners, L.P., a Delaware limited partnership ("Capital Partners"), and WCAS Venture Partners, a New York limited partnership ("Venture Partners") (collectively, the "Reporting Persons").

Item 2(b) -    Address of Principal Business Office:

               320 Park Avenue, Suite 2500
               New York, New York  10022

Item 2(c) -    Place of Organization:

               WCAS V:  Delaware
               WCAS IV:  New York
               Capital Partners:  Delaware
               Venture Partners:  New York

Item 2(d) -    Title of Class of Securities:

               Common Stock, $.01 par value ("Common Stock")

Item 2(e) -    CUSIP Number:  0009331311

Item 3 -       Statements Filed Pursuant to Rules 13d-1(b) or
               13d-2(b):

               Not applicable.

CUSIP No. 0009331311                         Page 7 of 11 Pages
Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               WCAS V:  1,259,239 shares of Common Stock
               WCAS IV:  964,505 shares of Common Stock
               Capital Partners:  303,550 shares of Common Stock
               Venture Partners:  16,853 shares of Common Stock

               (b)  Percent of Class:

               WCAS V:  12.0%
               WCAS IV:  9.2%
               Capital Partners:  2.9%
               Venture Partners:  0.2%

               (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
               WCAS V:  1,259,239 shares of Common Stock
               WCAS IV:  964,505 shares of Common Stock
               Capital Partners:  303,550 shares of Common Stock
               Venture Partners:  16,853 shares of Common Stock

               (ii) shared power to vote or to direct the vote:
                    -0-

               (iii) sole power to dispose or to direct the disposition of:
               WCAS V:  1,259,239 shares of Common Stock
               WCAS IV:  964,505 shares of Common Stock
               Capital Partners:  303,550 shares of Common Stock
               Venture Partners:  16,853 shares of Common Stock

               (iv) shared power to dispose or to direct the
                    disposition of:  -0-

Item 5 -       Ownership of Five Percent or Less of a Class:

               Not applicable.

Item 6 -       Ownership of More than Five Percent on Behalf of
               Another Person:

               Not applicable.

CUSIP No. 0009331311                         Page 8 of 11 Pages
Item 7 -       Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on By the Parent Company:

               Not applicable.

Item 8 - Identification and Classification of Members of the Group:

               See Exhibit 2.

Item 9 -       Notice of Dissolution of Group:

               Not applicable.

Item 10 -      Certification:

               Not applicable.

CUSIP No. 0009331311                         Page 9 of 11 Pages
Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         WELSH, CARSON, ANDERSON & STOWE V, L.P.
                         By:  WCAS V Partners, General Partner


                         yBy  /s/ Laura VanBuren
                                   General Partner

                         WELSH, CARSON, ANDERSON & STOWE IV
                         By:  WCAS IV Partners, General Partner


                         Byy     /s/ Russell L. Carson
                                   General Partner

                         WCAS CAPITAL PARTNERS, L.P.
                         By:  WCAS CP Partners, General Partner


                         Byy /s/ Russell L. Carson
                                    General Partner

                         WCAS VENTURE PARTNERS
                         By:  WCAS Ventures, General Partner


                         Byy       /s/ Laura VanBuren
                                    General Partner


Dated:  January 21, 1997

CUSIP No. 0009331311                         Page 10 of 11 Pages
                                                              EXHIBIT 1

                               AGREEMENT
                                  OF
                WELSH, CARSON, ANDERSON & STOWE V, L.P.
                  WELSH, CARSON, ANDERSON & STOWE IV
                      WCAS CAPITAL PARTNERS, L.P.
                                  AND
                         WCAS VENTURE PARTNERS
                       PURSUANT_TO_RULE_13d-1(f)

          The undersigned hereby agree that the Information Statement on Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

                         WELSH, CARSON, ANDERSON & STOWE V, L.P.
                         By:  WCAS V Partners, General Partner


                         Byy  /s/ Laura VanBuren
                                   General Partner

                         WELSH, CARSON, ANDERSON & STOWE IV
                         By:  WCAS IV Partners, General Partner


                         Byy       /s/ Russell L. Carson
                                   General Partner

                         WCAS CAPITAL PARTNERS, L.P.
                         By:  WCAS CP Partners, General Partner


                         Byy     /s/ Russell L. Carson
                                  General Partner

                         WCAS VENTURE PARTNERS
                         By:  WCAS Ventures, General Partner


                         Byy     /s/ Laura VanBuren
                                   General Partner

Dated:  January 21, 1997

CUSIP No. 0009331311                         Page 11 of 11 Pages
                                                              EXHIBIT 2

                   Identification and Classification
                        of Members of the Group
                   _________________________________
          Welsh, Carson, Anderson & Stowe V, L.P., Welsh, Carson,
Anderson & Stowe IV, WCAS Capital Partners, L.P. and WCAS Venture
Partners are filing this statement on Schedule 13G as a group.

          Welsh, Carson, Anderson & Stowe V, L.P. is a Delaware limited partnership. Its sole general partner is WCAS V Partners, a New Jersey general partnership.

          Welsh, Carson, Anderson & Stowe IV is a New York limited partnership. Its sole general partner is WCAS IV Partners, a New York general partnership.

          WCAS Capital Partners, L.P. is a Delaware limited partnership. Its sole general partner is WCAS CP Partners, a New York general partnership.

          WCAS Venture Partners is a New York limited partnership. Its sole general partner is WCAS Ventures, a New York general partnership.